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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)            October 30, 1997



                     PaineWebber Preferred Yield Fund, L.P.
               (Exact Name of Registrant as Specified in Charter)


Delaware                            0-19166                 84-1130506
(State or Other Jurisdiction        (Commission             (IRS Employer
      Of Incorporation)             File Number)            (Identification No.)



7175 West Jefferson Avenue, Suite 4000, Lakewood, CO.                80235
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code    (303) 980-1000

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)





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Item 5 Other Events



In October 1997, the Partnership entered into an agreement with an unaffiliated third party to sell certain equipment subject to leases with various unaffiliated lessees for an aggregate sale price of $15,338,420. The equipment, which included printers, transportation, industrial, communication, manufacturing and research equipment was originally purchased for purchase prices aggregating $29,855,031 and had an aggregate net book value of $16,323,645 at September 30, 1997. The Partnership recognized a writedown of $1,000,000 at September 30, 1997 to reflect the difference between the sale price and the depreciated value of the equipment. The sale was consummated and the sales proceeds were received on October 30, 1997. Of the proceeds received, $156,476 was utilized to repay related non-recourse debt and the balance, less any amount required for Partnership operations, will be available for distribution to partners in January 1998. The equipment sold represented approximately 47% of the Partnership's remaining equipment on an original cost basis at September 30, 1997, and represented approximately 70% of the September 1997 monthly rental billings (approximately 82% of the then current rent level being generated for cash flow purposes (which excludes the amortization of the prepaid rent associated with a prior financing transaction and rents assigned to repay previous borrowings). The Managing General Partner of the Partnership is investigating sales opportunities with respect to the remaining portfolio of equipment in order to complete the liquidation of the Partnership, which is anticipated to occur by the end of 1998.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           PaineWebber Preferred Yield Fund, L.P. (Registrant)
                           By: General Equipment Management, Inc.
                               Administrative General Partner

Dated: November 10, 1997   By:  /s/ Joseph P. Ciavarella
                               ---------------------------
                              Joseph P. Ciavarella
                               Vice President, Treasurer and
                               Chief Financial and Accounting Officer